SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Universal Electronics Inc.
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April 26, 2013
Dear Stockholder:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Universal Electronics Inc., to be held on Thursday, June 13, 2013 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.
You will be asked to consider and vote upon the election of a member of our Board of Directors, to hold an advisory vote on executive compensation, and to vote for the ratification of the Board of Directors’ engagement of our independent registered public accountants for the year ending December 31, 2013. Details of these proposals and a description of our general business, directors and management are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve Proposals 1, 2, and 3.
Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed within the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.
Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
714-918-9500
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters:
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
Notice of Annual Meeting of Stockholders
to be Held on Thursday, June 13, 2013
The 2013 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal," "UEI," the "Company," "we," "us" or "our"), will be held on Thursday, June 13, 2013 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707.
The meeting will be conducted for the following purposes:

Proposal One:
The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2014 or until the election and qualification of his successor;

Proposal Two:	To hold an advisory vote on executive compensation;

Proposal Three:	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ended December 31, 2013; and

To consider and act upon such other matters as may properly come before this Annual Meeting or any and all postponements or adjournments thereof.
All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on Monday, April 15, 2013 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you have Internet access, we encourage you to record your vote via the Internet at www.envisionreports.com/ueic. It is convenient, and saves us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person if you decide to attend the Annual Meeting.
IF YOU PLAN TO ATTEND THE MEETING:
Registration and seating will begin at 3:30 p.m. (Pacific Daylight Time) on the day of the meeting. Each stockholder will need to bring valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras or other recording capabilities, and while these phones may be brought into the meeting, no recording functions may be used at any time.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS' MEETING TO BE HELD ON THURSDAY, JUNE 13, 2013.
UEI's Proxy Statement, our 2012 Annual Report to Stockholders, and our 2012 Annual Report on Form 10-K are available online at www.envisionreports.com/ueic and on our website at www.uei.com under the heading "About Us," then "Investor" and then "SEC Filings."

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Senior Vice President, General Counsel
and Secretary
April 26, 2013
Santa Ana, California

UNIVERSAL ELECTRONICS INC.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, June 13, 2013, at 4:00 p.m. (Pacific Daylight Time): The Proxy Statement, our 2012 Annual Report to Stockholders, and our 2012 Annual Report on Form 10-K are available online at www/envisionreports.com/ueic and on our website at www.uei.com under the heading "About Us," then "Investor" and then "SEC Filings."
This proxy statement contains information concerning our Annual Meeting of Stockholders to be held on Thursday, June 13, 2013, beginning at 4:00 p.m. (Pacific Daylight Time) at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 and at any adjournments or postponements of the meeting. Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about Friday, April 26, 2013.
ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?
At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the following:

Proposal		Board Recommendation
Proposal 1	Election of Director	FOR
Proposal 2	Advisory vote on executive compensation	FOR
Proposal 3	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2013	FOR
In addition, management will respond to questions from stockholders, if any. We are not aware of any other matters that will be brought before our Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?
You are entitled to vote at our Annual Meeting only if you were a record holder of our common stock at the close of business on Monday, April 15, 2013 the record date for our Annual Meeting. At the close of business on the record date, 14,989,766 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in "street name." The organization holding your account is considered the stockholder of record for purposes of voting at our Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?
Most stockholders have a choice of voting by mail, on the Internet, by telephone or in person at our Annual Meeting.
Voting by Mail. If you are a stockholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares "FOR" Proposals 1, 2, and 3. In addition, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before our Annual Meeting.
If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee. See also "What happens if I hold shares in street name and I do not give voting instructions?".

Voting on the Internet or by Telephone. If you are a stockholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a stockholder of record and you vote on the Internet or by telephone, your vote must be received by 1:00 a.m. Central Time on June 13, 2013; you should not return your proxy card.
If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.
Voting in Person. All stockholders may vote in person at our Annual Meeting. Stockholders of record may also be represented by another person present at our Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at our Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.
What happens if I hold shares in street name and I do not give voting instructions?
If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the NASDAQ, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1 and 2 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 2, your broker does not have the authority to vote on those proposals. This is generally referred to as a "broker non-vote." Proposal 3 is considered a routine matter and, therefore, broker non-votes are not expected to exist on that proposal.
Who tabulates the vote?
Representatives of Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at our Annual Meeting.
What constitutes a quorum for the Annual Meeting?
A "quorum" of stockholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, stockholders of record entitled to exercise not less than fifty percent of the voting power of UEI. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
What vote is required to approve each proposal?
Election of Director (Proposal 1). To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominee receiving the most "for" votes will be elected. Any broker non-votes with respect to the election of a director will not be counted as a vote cast and, therefore, will have no effect on the vote.
Advisory Vote on Executive Compensation (Proposal 2). The approval, on an advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.
Ratification of Independent Registered Public Accounting Firm (Proposal 3). The ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2013 requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes (if any) with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.
Other Items. All other proposals and other business as may properly come before our Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Restated Certificate of Incorporation, as amended and our Amended and Restated By-Laws.
Can I revoke or change my vote after I submit my proxy?
If you are a registered stockholder, you may revoke or change your vote at any time before the proxy card is voted, by filing with our transfer agent, Computershare Trust Company, N.A. either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the meeting in person, you may ask the inspector of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Computershare Trust Company, N.A., P.O. Box 43126, Providence, Rhode Island 02940.

If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.
How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on Monday, April 15, 2013, the record date. If you are a stockholder of record, we will ask you to present evidence of stock ownership and valid photo identification, such as a valid drivers' license or passport, to enter our Annual Meeting. If you hold your stock in street name, we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on Monday, April 15, 2013, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.
Where will I be able to find voting results of the Annual Meeting?
We intend to announce preliminary voting results at our Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of our Annual Meeting.
Who pays the costs of this proxy solicitation?
We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. We have retained Georgeson Inc. to aid in the solicitation of proxies for which it will receive a fee estimated at $9,500 plus reasonable expenses.
Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.
What is "householding" of proxy materials, and can it save the Company money?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in "street name," delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify us by calling Investor Relations at 714-918-9500 or by sending a written request to Investor Relations at Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.
Are the Proxy Statement and the 2012 Annual Report to Stockholders available on the Internet?
Yes. This Proxy Statement, our 2012 Annual Report to Stockholders and our 2012 Annual Report on Form 10-K are available online at www.envisionreports.com/ueic and on our website at www.uei.com under the heading "About Us," then "Investor" and then "SEC Filings."
Will my vote be confidential?
It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

CORPORATE GOVERNANCE
We have a long history of good corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our stockholders.
Business Ethics — Code of Conduct
Our Code of Conduct applies to each member of our Board of Directors and to all officers and employees of UEI and our subsidiaries wherever located. Our Code contains the general guidelines and principles for conducting UEI's business consistent with the highest standards of business ethics. Under our Code of Conduct, our chief executive officer, chief financial officer and principal accounting officer are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our Company to ensure the fair and timely reporting of UEI's financial results and condition.
We encourage our employees to report all violations of Company policies and the law, including incidents of harassment, discrimination or foreign Corrupt practices. To assist our employees in complying with their ethical and legal obligations and in reporting suspected violations of laws, policies and procedures, management, at the direction of the Board of Directors, has established an "Ethics Line". The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line may be found on the Corporate Governance page of our website at www.uei.com. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.
Our Code of Conduct is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any member of our Board of Directors will be promptly posted on our website www.uei.com.
Director Independence
The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, namely, Messrs. Chahil, Mulligan, Sparkman, Stapleton, Vogel and Zinser meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our Company or its subsidiaries and affiliates, other than serving as a director.
All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit Committee must also satisfy additional Securities and Exchange Commission ("SEC") independence requirements, which provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from UEI or any of its subsidiaries other than their director compensation.
Leadership Structure
Combined Chairman and Chief Executive Officer. The Board’s current leadership structure is characterized by:
•a combined Chairman of the Board and CEO;
•a robust Committee structure with oversight of various types of risks; and
•engaged independent Board members.
Mr. Arling has served as our Chairman and Chief Executive Officer since July 2001. The Board believes that combining the roles of CEO and Chairman contributes to an efficient and effective Board. The CEO, with his in-depth knowledge and understanding of the Company, is best able to chair regular Board meetings by bringing key business issues and stockholder interests to the Board’s attention. In addition, the Board believes that combining these roles maximizes our CEO’s effectiveness. Within the Company, the CEO is primarily responsible for effectively leading significant change, improving operational efficiency, driving growth, managing the Company’s day-to-day business, managing the various risks facing the Company, and reinforcing the expectation for all employees of uncompromising honesty and integrity. Our Board believes that combining the roles of CEO and Chairman gives management clarity of leadership. Because of this, management knows that when the CEO is speaking, it is with the voice of the Board and not merely that of an executive officer. Coupled with our independent directors, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.
Other Leadership Components. Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. We do not have a lead independent director. Non-management directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board meeting. The non-management directors may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.
Risk Management
Management is responsible for assessing and managing UEI’s exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing UEI, including financial, strategic, operational, litigation, compliance and reputational risks.
The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage UEI’s exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.
Our Internal Auditor ("Auditor"), whose appointment and performance is reviewed and evaluated by the Audit Committee and who has direct access to the Committee, is responsible for leading the formal risk assessment and management process within the Company. The Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Auditor periodically reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Auditor’s risk management report, which is provided in advance of the meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated.
Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Arling serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Arling’s extensive knowledge of the Company’s operations and the industries in which we conduct business.
In addition, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including a periodic review of the Company’s compensation policies and practices for its employees. The Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.
Communications with Directors
The Board has adopted a process by which stockholders and other interested parties may communicate with the Board, certain committee chairs or the non-management directors as a group by e-mail or regular mail. That process is described on the Corporate Governance page of our website at www.uei.com. Any communication by regular mail should be sent to Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707, to the attention, as applicable, of the (i) Chair, Board of Directors; (ii) Chair, Audit Committee; (iii) Chair, Compensation Committee; (iv) Chair, Corporate Governance and Nominating Committee; or (v) the Non-Management Directors.

Concerns relating to accounting, internal control or auditing matters may be submitted by writing to Chair, Audit Committee, Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. All correspondence will be handled in accordance with procedures established by the Audit Committee with respect to these matters.
Additionally, at the direction of the Board of Directors, management has established an "Ethics Line" to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, policies or procedures. The Ethics Line is operated by Ethicspoint, an independent third party. Information about our Ethics Line may be found on the Corporate Governance page of our website at www.uei.com.
Complaint Procedures for Accounting, Auditing and Financial Related Matters
The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading "Communications with Directors," above. Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.
Executive Sessions of Non-Management Directors
The non-management members of the Board of Directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board of directors meetings. Additional executive sessions may be scheduled by the non-management directors. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.
Annual Board Self-Assessments
The Board of Directors has instituted self-assessments of the Board, as well as of the Audit, Compensation, and Corporate Governance and Nominating Committees, to assist in determining whether the Board and its committees are functioning effectively. During 2012, the Board and each of its committees informally completed self-evaluations and reviewed and discussed the results. The Corporate Governance and Nominating Committee oversees this evaluation process.
Board Committee Charters
The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Copies of these written charters are available on our website at www.uei.com under the the heading "About Us," then "Investor" and then "Corporate Governance."
Stock Ownership Guidelines
The Board of Directors believes strongly that its directors and executive officers should have meaningful share ownership in UEI. Accordingly, in March 2011, the Board established minimum share ownership requirements. Each Board of Director member is expected to own, at a minimum, that number of shares of common stock equal in value to their annual compensation, and each executive officer is expected to own, at a minimum, that number of shares of common stock equal in value to a multiple of his or her base salary ranging from a low of one times for certain executive officers to a high of two times for our Chairman and Chief Executive Officer. Each director and executive officer will have until March 2016 to meet these minimum share ownership requirements, although any new director or executive officer will have five years from his or her start date. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock held under our benefits plans and each share of time-based restricted stock is considered as a share of common stock. Stock options and unissued shares of performance-based restricted stock are not considered towards meeting this requirement. More information pertaining to Executive Officer stock ownership guidelines is set forth under the heading "Executive Officer Stock Ownership Guidelines" in the "Compensation Discussion and Analysis" section. In addition, more information pertaining to Board of Director stock ownership guidelines is set forth under the heading "Director Stock Ownership Guidelines" in the "Director Compensation and Stock Ownership Guidelines" section.

Availability of Corporate Governance Materials
You may access all committee charters, our Code of Conduct, Corporate Governance Guidelines, our Director Independence Standards, and other corporate governance materials in the "Corporate Governance" section on the "Investor" page of our website at www.uei.com.
Board Structure and Committee Membership
How is the Board made up?
Our Board presently has set the maximum number of directors at nine, divided into two classes; a Class I Director is a director who is also an employee of UEI and is elected each year at the Annual Meeting of Stockholders to serve a one-year term and a Class II Director is a director who is not an employee and is elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.
We currently have seven directors; one is a Class I Director and six are Class II Directors. After this Annual Meeting, assuming the nominated director is elected, there will be seven members of the Board, one Class I director and six Class II directors. There will be two vacancies. We retain vacancies to accommodate additional qualified directors who come to the attention of the Board.
How often did the Board meet during 2012?
During 2012, the Board formally met nine times and acted once by unanimous written consent. Each director is expected to attend each meeting of the Board and those Committees on which he serves. During 2012, no director attended less than 75% of the aggregate of all Board meetings and meetings of Committees on which the director served. We encourage each director to attend every Annual Meeting of Stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2012 Annual Meeting of Stockholders, one director, Mr. Arling, was present.
What is the role of the primary board committees?
The board has three standing committees — Audit, Compensation, and Corporate Governance and Nominating. Each committee is composed entirely of independent directors, as determined by the Board in accordance with applicable NASDAQ listing standards and the Board’s Director Independence Standards. In addition, Audit Committee members meet additional heightened independence criteria applicable to audit committee members under applicable SEC independence requirements. Each of the Committees operates under a written charter that has been approved by the Board. The table below provides information about the current membership of the Committees and the number of meetings held in 2012.

Name/Item	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Satjiv S. Chahil		X	X
William C. Mulligan	X		Chair
J.C. Sparkman		Chair	X
Gregory P. Stapleton		X
Carl E. Vogel	X
Edward K. Zinser	Chair
Number of Meetings	4	3	—
Action by Unanimous Written Consent	—	1	1
Audit Committee
The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of our internal audit function and independent auditor. The Audit Committee’s functions include:
•monitoring the Company’s major risk exposures, including financial risk, and the steps management has taken to control such exposures;

•meeting with our independent registered public accounting firm and management representatives;
•making recommendations to the Board regarding the appointment of the independent registered public accounting firm;
•approving the scope of audits and other services to be performed by the independent registered public accounting firm;
•establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm;
•considering whether the performance of any professional service by the registered public accountants may impair their independence; and
•reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls.
The independent registered public accountants have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to the independent registered public accountants.
All of the Audit Committee members are financially literate. The Board has determined that Mr. Zinser is qualified as an audit committee financial expert within the meaning of applicable SEC regulations and that Mr. Zinser acquired his expertise primarily through his experience as a Chief Financial Officer.

Audit Committee Report
The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles, in all material respects.
In this context, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2012 with management and the independent registered public accountants.
2. The Audit Committee has discussed the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T with the independent registered public accounting firm.
3. The Audit Committee has received the written disclosures regarding the independent registered public accounting firm’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence from the independent registered public accounting firm.
4. The Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2012, as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
Audit Committee of the Board of Directors
Edward K. Zinser — Chairman
William C. Mulligan
Carl E. Vogel
Compensation Committee
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including "Named Executive Officers" as such term is defined below in the "Compensation Discussion and Analysis"). Among other things, the Committee:
•Reviews the corporate goals and objectives approved by the Board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•Monitors potential risks relating to the Company's compensation policies and practices;
•Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the Company’s Annual Report and Proxy Statement and prepares the Compensation Committee Report required by SEC rules for inclusion in the Company’s Annual Report and Proxy Statement;
•Reviews periodically compensation for non-management directors of the Company and recommends changes to the Board as appropriate;
•Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the Company;
•Reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other stock-based compensation plans;
•Administers the Company’s stock incentive plans; and
•Assesses the independence of any outside compensation consultant of the Company.
Compensation Committee Interlocks and Insider Participation
During 2012, none of the members of the Compensation Committee had any business or financial relationship with UEI requiring disclosure in this Proxy Statement.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the Board’s effectiveness. Among other things, the committee:
•Develops and recommends to the Board criteria for board membership;
•Identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board as directed by the Board;
•Reviews candidates recommended by the Company’s stockholders, if any, for election to the Board;
•Reviews annually our corporate governance principles and recommends changes to the Board as appropriate;
•Recommends to the Board changes to our Code of Conduct;
•Reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;
•Assists the Board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans; and
•Oversees the process for evaluating the Board and its Committees.
The Committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the corporate governance and nominating committee should send their recommendations to our Secretary at Universal Electronics Inc., 201 Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. The recommendation must include the candidate’s name, biographical data and qualifications.
Any such recommendation should be accompanied by:
•a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director;
•a completed written questionnaire in form and substance to be provided by the Secretary of UEI, covering matters including the background and qualifications of the candidate to serve on the Board; and
•a written representation and agreement in form and substance to be provided by the Secretary of UEI, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.
The Board endeavors to have members representing diverse experience at policymaking levels in business, finance and technology and other areas that are relevant to our global activities. The selection criteria for director candidates include the following:
•an individual of the highest personal and professional ethics, character, integrity and values;
•possess the appropriate characteristics, skills, and experience to make a significant contribution to the Board;

•inquisitive and objective perspective, practical wisdom and mature judgment; and
•committed to representing the interests of our stockholders and demonstrate a commitment to long-term service on the Board.
The committee evaluates director candidates recommended by stockholders based on the same criteria used to evaluate candidates from other sources. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.
Diversity
The Board of Directors values diversity as a factor in selecting nominees to serve on the Board, and believes that diversity in its composition may provide significant benefit to the Board and the Company. Although there is no specific policy on diversity on our Board, the Corporate Governance and Nominating Committee, when considering a particular nominee for selection as a director, will include such factors as diverse experience, gender, race, national origin, functional background, executive or professional experience, and international experience.
Additional Information About Our Directors
Experiences, Qualifications, Skills and Attributes of Directors and Nominee
In considering each director nominee and the composition of the Board of Directors as a whole, the Corporate Governance and Nominating Committee utilizes a diverse group of experiences, qualifications, skills and attributes, including diversity in gender, ethnicity and race, that the Corporate Governance and Nominating Committee believes enables a director nominee to make a significant contribution to the Board, UEI and our stockholders. These experiences, qualifications, skills and attributes, which are more fully described in the following table, are set forth in a director matrix and include management experience, independence, financial expertise, experience in manufacturing/distribution, technical/research and development, international operations, marketing and sales, retail operations and minority/diversity status.
These experiences, qualifications, skills and attributes relate directly to the management and operations of UEI. Success in each of these categories is a key factor in UEI’s overall operational success and creating stockholder value. The Corporate Governance and Nominating Committee believes that directors who possess these experiences, qualifications, skills and attributes are better able to provide oversight of UEI’s management and our long-term and strategic objectives.
Biographies of our Class II Directors

Satjiv S. Chahil Director since 2002 Compensation Committee Corporate Governance and Nominating Committee Age: 62
Since January 2010, Mr. Chahil has been an Executive Adviser to Hewlett-Packard Company. From September 2005 through January 2010, Mr. Chahil was the Senior Vice President-Marketing of Hewlett Packard's Personal Systems Group. Prior to that, from June 2002 to August 2005, he was advisor to the Chairman of Palm, Inc. (a manufacturer and marketer of handheld computing and mobile and wireless Internet solutions). Mr. Chahil was also a director at PalmSource, Inc. from June 2002 to August 2004. From March 2001 to June 2002, he was Interim Chief Operating Officer of Palm Solutions (a division of Palm, Inc.). From March 2000 to June 2002, he was Chief Marketing Officer of Palm, Inc. From March 1999 to March 2000, he was Chief Marketing Officer of Newbridge Networks, Inc. (an ATM technology networks company). From May 1997 to March 2000, Mr. Chahil served as a consultant to Sony Corporation. From 1988 to 1997, he was with Apple Computer holding various positions, his last being Senior Vice President Worldwide Marketing. Mr. Chahil earned a bachelor's degree in commerce from Punjab University in Chandigarh, India and a master's degree from the American (Thunderbird) Graduate School of International Management in Arizona. Mr. Chahil was a Class II director of the Company from 2002 until June 2006 when he did not stand for re-election due to a change in his employment which precluded him from serving as a director of the Company. In August 2006, Mr. Chahil rejoined the Board because his employment no longer precluded him from serving as one of our directors. He also serves as a member of our Compensation and Corporate Governance and Nominating Committees. At the 2012 Annual Meeting of Stockholders, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

William C. Mulligan Director since 1992 Audit Committee Corporate Governance and Nominating Committee (Chairman) Age: 57
Mr. Mulligan has over 25 years of experience in private equity, having joined Primus Capital Funds in 1985 from McKinsey & Company, Inc. Mr. Mulligan has served as a Managing Director of Primus since 1987. His previous experience includes positions at Deere and Company and First Chicago Corporation. Mr. Mulligan serves as director of several private portfolio companies and TFS Financial Corporation (Nasdaq:TFSL). Mr. Mulligan serves on the audit (chairman), compensation and executive committees of TFS. Mr. Mulligan is also a trustee of The Cleveland Clinic Foundation, Denison University, and the Western Reserve Land Conservancy. Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago. Mr. Mulligan has served as a member of our Board of Directors since 1992. He also serves as Chairman of our Corporate Governance and Nominating Committee and as a member of our Audit Committee. At the 2012 Annual Meeting of Stockholders, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Mulligan provides our Board and our Corporate Governance and Nominating Committee, of which he is Chairman, with extensive knowledge in the fields of financial services, investment banking, and accounting, and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies.

J.C. Sparkman Director since 1998 Compensation Committee (Chairman) Corporate Governance and Nominating Committee Age: 80
Mr. Sparkman is a co-founder and served as the Chairman of the Board of Broadband Services, Inc., a provider of telecommunications equipment services, including procurement, forecasting, warehousing, installation and repair, to domestic and institutional customers, from September 1999 through December 2003. Prior to that, Mr. Sparkman served as Executive Vice President and Chief Operating Officer of Tele-Communications, Inc. from 1987 until his retirement in 1995. He is a director of Shaw Communications, Inc., where he also serves on Shaw's Executive Committee and Human Resources and Compensation Committee. Mr. Sparkman is also a director of Liberty Global, Inc., where he also serves on Liberty Global's Compensation Committee as its chairman and on its Nominating and Corporate Governance Committee. Mr. Sparkman has served as a member of our Board of Directors since 1998. He also serves as Chairman of our Compensation Committee and as a member of our Corporate Governance and Nominating Committee. At the 2012 Annual Meeting of Stockholders, Mr. Sparkman was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Sparkman brings to the Board and our Compensation Committee, of which he is Chairman, operating, business and management experience gained from serving in various executive management positions for companies within the subscription broadcasting industry, extensive management and corporate governance experience gained from those roles and membership on the boards of those and other public companies.

Gregory P. Stapleton Director since 2008 Compensation Committee Age: 66
Mr. Stapleton is the founder and owner of Falcon One Enterprises LLC, a private equity firm that invests in early stage technology companies, since 2005. From 2000 to 2004, Mr. Stapleton was the President of Harman International and from 1998 to 2004, he was also the Chief Operating Officer. He was a director of Harmon International from 1997 until his retirement in 2004. He served as President of Harman's OEM Group from 1987 to 1998. From 1968 to 1987, Mr. Stapleton served at General Electric in various leadership positions including Senior Vice President Venture Capital. At the 2012 Annual Meeting of Stockholders, Mr. Stapleton was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Stapleton provides the Board with extensive management experience, which includes his former role as President and COO of a multinational provider of premium audio and infotainment solutions, and his extensive management, finance and corporate governance experience gained from that role.

Carl E. Vogel Director since 2009 Audit Committee Age: 55
Since November 2011, Mr. Vogel has served as a senior advisor to the Gores Group, a private-equity firm based in Los Angeles, California. In addition, since March 2009, Mr. Vogel has been a senior advisor to the Chairman, CEO and President of Dish Network Corporation. From February 2008 until March 2009, Mr. Vogel served as Vice Chairman of DISH Network Corporation (formerly Echostar Communications Corporation, a satellite-delivered digital television services provider) and Echostar Corp. (a developer of set-top boxes and other electronic technology). From May 2005 until February 2008, he was at Echostar Communication Corporation first joining as a director and later serving as its President and Vice Chairman. From 2001 until 2005, Mr. Vogel served as President and CEO and a director of Charter Communications Inc. (a publicly-traded, broadband services company). Prior to joining Charter, from 1998 to 2001 Mr. Vogel worked as an executive officer in various capacities for the companies affiliated with Liberty Media Corporation. rom 1994 until 1997. In 2011, Mr. Vogel joined the Board of Directors of SiriusXM Radio, Inc., and serves as its Chairman of the Compensation Committee. He is also currently serving on the Board of Directors and Audit Committee of Shaw Communications, Inc. Mr. Vogel is also a director, Chairman of the Executive Committee and member of the Audit and Nominating & Governance Committees of Ascent Media Corporation. Mr. Vogel received his Bachelor of Science from St. Norbert College, located in DePere, WI with an emphasis in finance and accounting, and was a former active Certified Public Accountant. Mr. Vogel joined the UEI Board in October 2009 to fill a director vacancy. He also serves on the UEI's Audit Committee. At the 2012 Annual Meeting of Stockholders, Mr. Vogel was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

As a result of his background as former Vice Chairman of DISH Network Corporation, Mr. Vogel brings to the Board demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large subscription broadcasting companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of that company and other public and privately-held companies.

Edward K. Zinser Director since 2006 Audit Committee (Chairman) Age: 55
From January 2008 until November 2012, Mr. Zinser served as Chief Financial Officer of Boingo Wireless, the Wi-Fi industry's leading provider of software and services worldwide. From April 2004 to November 2007, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc., a developer, publisher and distributor of interactive software products. Prior to joining THQ, from May 2001 to February 2004, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a developer, publisher and distributor of software products. From June 1999 to March 2001, he was at USA Networks where he was initially Senior Vice President and Chief Financial Officer of Internet Shopping Network, the e-commerce division. In June 2000, he became President and Chief Operating Officer of Styleclick, Inc. From June 1993 to May 1998, Mr. Zinser served as Vice President and Chief Financial Officer/Chief Operating Officer of Disney Publishing, a division of The Walt Disney Company. Mr. Zinser's experience also includes positions at leading consumer products companies such as Pepsi-Cola and Campbell Soup. Mr. Zinser was appointed to the Company's Board of Directors in October 2006, to fill a vacancy. At the 2012 Annual Meeting of Stockholders, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2014 Annual Meeting of Stockholders.

Mr. Zinser provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, and his legal, corporate governance, and audit oversight experience gained from his positions on the boards and audit committees of other public companies.

The following table sets forth the experiences, qualifications,skills and attributes of each director nominee that led the Board to conclude that such persons should serve as directors. The Board also considered the specific experiences, qualifications, skills and attributes described in each Director's biographical information, as disclosed above.

Directors with Attribute
Management Experience Experience as a CEO, COO, President or Senior Vice President of a company or a significant subsidiary, operating division or business unit.	Paul D. Arling Satjiv S. Chahil William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Independence Satisfy the independence requirements of the NASDAQ and the SEC.	Satjiv S. Chahil William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Financial Expertise Possess the knowledge and experience to be qualified as an "audit committee financial expert."	William C. Mulligan J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Manufacturing; Distribution Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	Paul D. Arling J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Technical; Research and Development Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	Paul D. Arling Satjiv S. Chahil J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

International Operations Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	Paul D. Arling Satjiv S. Chahil William C. Mulligan J.C. Sparkman Gregory P. Stapleton Edward K. Zinser

Marketing; Sales Experience in, or experience in a senior management position responsible for, managing the marketing and/or sales function.	Paul D. Arling Satjiv S. Chahil J.C. Sparkman Gregory P. Stapleton Carl E. Vogel

Retail Operations Experience in, or experience in a senior management position responsible for, managing retail operations.	Paul D. Arling J.C. Sparkman Gregory P. Stapleton Carl E. Vogel Edward K. Zinser

Minority; Diversity Adds perspective through diversity in gender, ethnic background, race, etc.	Satjiv S. Chahil

Independence of Directors
The Board of Directors has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and UEI. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and UEI’s senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:
•if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, UEI for property or services in an amount which, in any of the last three fiscal years, is less than $200,000 or five percent, whichever is greater, of such other company’s annual gross revenues;
•if the director, or an immediate family member of the director, received payments from UEI that is less than $120,000 in any twelve month period (not including compensation for Board and/or Board committee services);
•if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another UEI director or executive officer; or
•if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company at which any UEI executive officer also serves on the board of directors of such other company (except for compensation committee interlocks).
Periodically, the Board performs an independence review. As a result of this review, the Board determined that for 2012, six of our seven current directors are independent. In addition, all members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent. The Board determined that Messrs. Chahil, Mulligan, Sparkman, Stapleton, Vogel, and Zinser meet these standards and are independent and, in addition, satisfy the independence requirements of the NASDAQ Stock Exchange. Mr. Arling is not considered to be independent because of his position as our Chief Executive Officer.
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
How are non-management directors compensated?
In June 2004, our stockholders adopted the 2004 Directors’ Compensation Plan, pursuant to which each Class II Director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each fiscal year, a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock, which vest ratably each quarter during the year awarded.
There were no modifications to the Board's compensation in 2012.
At the end of 2012, the Compensation Committee, in consultation with an independent compensation consultant (Pay Governance LLC), reviewed the compensation payable to Directors pursuant to the 2004 Directors' Compensation Plan. As part of this review, the Committee compared the 2004 Directors' Plan to the director compensation plans at the Company's compensation Peer Group (see page 31) and determined that aspects of compensation payable under the 2004 Directors' Plan were significantly below the level payable to directors at the Company's compensation comparator group. The Committee also took into account that the Company has not made any changes in director compensation since 2004 and the Company's strong performance during this period. After considering these factors, the Committee recommended that the Board of Directors approve amendments to the 2004 Directors' Plan to increase annual compensation to Class II Directors. Effective February 14, 2013, the annual cash retainer will be increased to $35,000, the board meeting fee will be increased to $1,875, and the committee meeting fee will be increased to $1,500.

Non-Management Director Compensation Table

Name of Director	Year	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total Compensation($)
Mr. Chahil	2012	30,000	63,650	—	93,650
Mr. Mulligan	2012	43,500	63,650	—	107,150
Mr. Sparkman	2012	42,500	63,650	—	106,150
Mr. Stapleton	2012	32,500	63,650	—	96,150
Mr. Vogel	2012	29,500	63,650	—	93,150
Mr. Zinser	2012	43,500	63,650	—	107,150

(1)	This column represents the cash compensation earned in 2012 for Board and committee service. See the "Additional Information about Fees Earned or Paid in Cash During 2012" table below.

(2)
This column represents the grant date fair value of stock awards granted to Class II Directors as part of their compensation. The fair value of the stock awards is calculated using the high and low trades of our stock on the grant date. See the "Additional Information about Non-Management Director Equity Awards" for further information related to stock awards granted in 2012.

(3)
This column represents the grant date fair value of stock options granted during 2012. Please see the "Additional Information about Non-Management Director Equity Awards" for further information related to option awards granted in 2012.

Mr. Arling, who is an officer and the Company’s only Class I Director, received no additional compensation for his service as a director during 2012. However, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.
Additional Information about Fees Earned or Paid in Cash During 2012
The following table provides additional information about fees earned or paid in cash to non-management directors during 2012:

Name of Director	Year	Annual Retainers ($) (1)	Committee Chair Fees (2) ($)	Committee Meeting Attendance Fees (3) ($)	Additional BOD Meeting Attendance Fees (4) ($)	Total ($)
Mr. Chahil	2012	25,000	—	2,000	3,000	30,000
Mr. Mulligan	2012	25,000	10,000	4,000	4,500	43,500
Mr. Sparkman	2012	25,000	10,000	3,000	4,500	42,500
Mr. Stapleton	2012	25,000	—	3,000	4,500	32,500
Mr. Vogel	2012	25,000	—	3,000	1,500	29,500
Mr. Zinser	2012	25,000	10,000	4,000	4,500	43,500

(1)	Effective February 14, 2013, the Annual Retainer was increased to $35,000.

(2)	Mr. Mulligan, Mr. Sparkman, and Mr. Zinser are the chairmen of the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee, respectively.

(3)	Each committee member is paid $1,000 for the attendance of a committee meeting. Effective February 14, 2013, this fee was increased to $1,500.

(4)	Each board member is paid $1,500 for each board of directors’ meeting attended in excess of four. Effective February 14, 2013, this fee was increased to $1,875.

Additional Information about Non-Management Director Equity Awards
The following table provides additional information about equity awards made to non-management directors during 2012:

Name of Director	Stock Awards Granted During 2012 (#)	Option Awards Granted During 2012 (#)	Grant Date Fair Value of Stock and Option Awards Granted During 2012 (1) ($)	Stock Awards Outstanding at Year End (#)	Option Awards Outstanding at Year End (#)
Mr. Chahil	5,000	—	63,650	2,500	20,000
Mr. Mulligan	5,000	—	63,650	2,500	25,357
Mr. Sparkman	5,000	—	63,650	2,500	20,000
Mr. Stapleton	5,000	—	63,650	2,500	20,000
Mr. Vogel	5,000	—	63,650	2,500	20,000
Mr. Zinser	5,000	—	63,650	2,500	20,000

(1)
Represents the grant date fair value of stock option and stock awards granted during 2012. For stock awards, that number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For option awards, that number is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

Director Stock Ownership Guidelines
The Company maintains stock ownership guidelines for our independent Directors. These guidelines are designed to align the Directors' long-term financial interests with those of stockholders. The ownership guidelines are one times their total annual compensation for the previous year:
For the purposes of meeting this minimum stock ownership requirement, each equivalent share of common stock held under our benefit plans and each share of time-based restricted stock is considered as a share of common stock. Stock options and shares of unissued performance-based restricted stock are not considered towards meeting this requirement.
The Compensation Committee reviews ownership levels of our Directors annually. The requirements for our independent Directors, as well as their actual ownership levels at December 31, 2012, are set forth in the table below. All of our independent Directors have met, or are expected to meet, the required guidelines.

$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$-
Actual Ownership
Minimum Ownership Requirement
Average of Six Outside Directors

PROPOSALS TO BE VOTED ON
Proposal 1 - Election of Director
Which director is nominated for election?
Paul D. Arling is nominated for election as a Class I Director to serve a one-year term expiring at our 2014 Annual Meeting of Stockholders.
What is the background of the nominee for the director position?

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 50
Paul D. Arling is our Chairman and Chief Executive Officer. He joined us in May 1996 as Chief Financial Officer and was named to our Board of Directors in August 1996. He was appointed President and COO in September 1998, was promoted to Chief Executive Officer in October 2000 and appointed as Chairman in July 2001. From 1993 through May 1996, he served in various capacities at LESCO, Inc. (a manufacturer and distributor of professional turf care products). Prior to LESCO, he worked for Imperial Wall coverings (a manufacturer and distributor of wall covering products) as Director of Planning, and The Michael Allen Company (a strategic management consulting company) where he was employed as a management consultant. Mr. Arling earned a Bachelor of Science degree from the University of Pennsylvania and an MBA from the Wharton School of the University of Pennsylvania. At the 2012 Annual Meeting of Stockholders, Mr. Arling was reelected as Chairman of the Company to serve until the 2013 Annual Meeting of Stockholders.

Mr. Arling, who has spent over 15 years with UEI and who currently serves as Chairman and Chief Executive Officer, has an extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at UEI also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the wireless controls industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEE.

Proposal 2 - Advisory Vote on Executive Compensation
The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis section beginning on page 21 and the Summary Compensation Table and supporting tables and information beginning on page 37. The Company designed our compensation programs to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by our investors. The Compensation Committee strongly believes that executive compensation - both pay opportunities and pay actually realized - should be tied to Company performance. As illustrated in the accompanying chart, in 2012, 67% of the reported Named Executive Officers' target total direct compensation consisted of annual and long-term incentives and 48% was in the form of long-term equity compensation.
In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis section beginning on page 21 for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. In particular, you should consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis:

•
In a year marked by continued uncertainty in our markets and the global economy, as well as highly competitive pricing in our markets leading to pressures on margins, we consolidated our market position and achieved relatively strong results in key financial metrics that correlate with long-term stockholder value. Since 2008, net sales have grown at a rate of 12.7% and cash flow from operations at a rate of 9.6%. Our share price increased 14.7% in 2012.

•
The great majority of executive pay is not guaranteed. The Company sets clear financial goals for corporate and business unit performance and differentiates based on individual achievement. Pay for performance is evident in the chart on page 24 in the Compensation Discussion and Analysis section of this proxy.

Accordingly, we are asking our stockholders to vote "FOR" the following resolution:
"RESOLVED, that Universal Electronics Inc.'s stockholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in this proxy statement."
This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee highly value the opinion of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 RELATING TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP ("GT"), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on the Company's and its subsidiaries 2013 consolidated financial statements. GT has served as our independent registered public accounting firm since 2005.
Although ratification of the appointment of GT is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the audit committee will consider the selection of another independent registered public accounting firm in future years.
Representatives of GT will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.
We engaged GT as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratified by our stockholders at our 2012 Annual Meeting of Stockholders.
Fees Paid to Independent Registered Public Auditing Firm
The aggregate fees we paid to GT for professional services delivered by them for the years ended December 31, 2012 and 2011 were as follows:

(In thousands)	For the Year Ended
Type of Fees	12/31/2012(1)	12/31/2011(1)
Audit Fees (2)	$1,189	$1,203
Audit-Related Fees (3)	28	—
Tax Fees (4)	46	198
All Other Fees	—	2
Total Fees	$1,263	$1,403

(1)	Fees billed in foreign currencies are converted using the average exchange rate over the period.

(2)
Audit Fees consist of fees for professional services provided in connection with the integrated audit of our financial statements, review of our quarterly financial statements and audit services related to other statutory and regulatory filings. The audit fees for services provided related to our other statutory and regulatory filings were $137,000 and $139,000 for the years ended 2012 and 2011, respectively.

(3)	Audit-Related Fees consist of the aggregate fees billed by GT for due diligence projects.

(4)	Tax Fees consist of the aggregate fees billed by GT related to tax planning projects.
Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy requires that it pre-approve all audit and non-audit (greater than $20,000) services to be performed by the Company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee has pre-approved, an engagement to provide the service requires pre-approval. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.
Consistent with the rules established by the SEC, proposed services to be provided by the Company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services are discussed and approved by the Audit Committee. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The Audit Committee has delegated pre-approval authority to its chairman for cases where services must be expedited. The Company’s management provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.

All of the services related to fees disclosed above were pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3 RELATING TO THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a description of our executive compensation philosophy, programs and practices, the compensation decisions the Compensation Committee made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the following executives who were our Named Executive Officers ("NEOs") in 2012:

Name	Title
Paul D. Arling	Chairman and Chief Executive Officer
Bryan M. Hackworth	Chief Financial Officer and Senior Vice President
Paul J.M. Bennett	Executive Vice President and Managing Director, Europe
Mark S. Kopaskie	Executive Vice President and General Manager, U.S.
Richard A. Firehammer Jr.	Senior Vice President and General Counsel
Pay for Performance
Our compensation programs and practices are designed to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by our investors.
Performance-Based Compensation
The Compensation Committee believes that our compensation program and practices have been instrumental in supporting achievement of our operating success and performance for stockholders. The program emphasizes annual and long-term performance-based incentives so that the vast majority of our Named Executive Officers' total compensation is tied to the Company's financial and long-term stock price performance.
Mr. Arling received 74% of his total compensation opportunity in the form of annual and long-term incentives that are tied to the Company's operating results and stock price. The other Named Executive Officers as a group received 63% of their total compensation opportunity in the same annual and long-term incentives.

The Compensation Committee strongly believes that executive compensation - both pay opportunities and pay actually realized - should be tied to Company performance in two primary ways:

•	the Company's operating and financial performance; and

•	the return to stockholders over time, both on an absolute basis and relative to similar technology companies.

Operating Performance
In a year marked by continued uncertainty in our markets and the global economy, as well as highly competitive pricing of our products in our markets leading to pressures on margins, we consolidated our market position and achieved relatively strong results in key financial metrics that correlate with long-term stockholder value, as reflected in the growth and absolute levels of key results since 2008:

(in millions, except per share amounts and percentages)	2008	2009	2010	2011	2012
Net Sales	$287.1	$317.5	$331.8	$468.6	$463.1
Net Income	$15.8	$14.7	$15.1	$19.9	$16.6
Diluted EPS	$1.09	$1.05	$1.07	$1.31	$1.10
Cash Flow from Operations	$30.2	$24.0	$38.1	$14.8	$43.5
Gross Margin %	33.5%	32.0%	31.3%	27.8%	28.8%
Operating Margin %	7.2%	6.9%	6.4%	5.7%	5.6%
Return on Average Assets	7.3%	6.5%	5.0%	5.4%	4.4%
Since 2008, the Company has generated over $150 million in cash flow from operations.

Key strategic initiatives and related achievements for 2012 are listed below:

Continue to develop industry-leading technologies and products with attractive gross margins in order to improve profitability
Research and development expenditures increased approximately 15% in 2012 compared to 2011 as we continued to develop advanced technologies for existing products as well as new products such as smart devices and game consoles.

Further penetrate the growing Asian and Latin American subscription broadcasting markets	Significantly increased our market share in the Latin American subscription broadcasting market, specifically Brazil.
Acquire new customers in historically strong regions	Increased our market share with existing customers as well as acquired new customers in North America and Europe.
Increase the utilization of Enson's factories by becoming less dependent on third-party contract manufacturers	Successfully transitioned more production units in-house resulting in gross margin expansion and less dependency on third-party manufacturers.
Place more operations, logistics, quality, program management, engineering, sales, and marketing personnel in the Asia region	Continued to transition certain jobs and hire sales and marketing personnel in the growing Asia region.
Return to Stockholders
The following chart shows how our total stockholder return compares to a consumer electronics peer index (Dolby Laboratories, DTS, Harman International, Logitech, Rovi, and VOXX International, weighted by 12/31/2008 market capitalization), S&P Small Cap 600 Index and the Russell MicroCap Index. The companies in the consumer electronics peer index compete in markets similar to those of the Company.

Understanding the Chairman and Chief Executive Officer's Pay
As indicated above, 74% of Mr. Arling's total compensation is tied to performance in the form of annual cash incentives and long-term equity incentives. Hence, if the Company does not perform well for our stockholders, our CEO's actual compensation is significantly lower than his target compensation.
The following chart indicates the relationship between our CEO's target annual total compensation, the actual compensation realized or realizable, and the Company's total stockholder return for the past four years.
Target Compensation with respect to each year reflects salary received, target annual incentive, and the grant value of stock options and restricted stock units ("RSUs"). The stock option and RSU values are as determined for inclusion in the Summary Compensation Table below.
Actual Compensation with respect to each year reflects salary received, actual annual incentive earned, the value at vesting of RSUs granted each year that vested during 2009 to 2012, the value of remaining unvested RSUs granted each year calculated using the Company's year-end 2012 stock price, and the realizable value of stock options granted each year (both vested and unvested) using the potential gain if exercised at the Company's year-end 2012 stock price (the CEO did not exercise any of these options during the period).
All Other Compensation is not included in the analysis because it is small in value and does not vary between target and actual compensation.
The Compensation Committee believes that the relationship of our CEO's Actual Compensation to Total Stockholder Return and to Target Compensation demonstrates effective pay for performance in our executive compensation program.

2012 Pay Decisions
In consideration of our performance, the Compensation Committee made the following decisions related to compensation for NEOs in 2012:

•	maintained base salaries for all of our Named Executive Officers at 2011 levels;

•
based on Company performance and our incentive plan funding schedule, paid annual incentives to our NEOs at approximately 60% of target (please see the 2012 Bonus Incentive Plan calculation chart on page 29);

•
in consideration of the successful integration of our Enson acquisition and the resulting expanded scope of our operations, made annual grants of stock options and restricted stock units on February 8, 2012 at grant values that were increased over 2011 by 9% for CEO and 13% for our other Named Executive Officers; and

•	beginning in 2013, discontinued payment of a tax gross-up for the imputed value of Company-paid life insurance.
Say on Pay
At the June 13, 2012 Annual Meeting of Stockholders, 73% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee considered this favorable outcome and believes it conveyed our stockholders' support of the Compensation Committee's decisions and our existing executive compensation programs. Consistent with this support, the Compensation Committee decided to retain the core design of our executive compensation programs for the remainder of 2012 and in 2013, as it believes the programs continue to attract, retain and appropriately incent senior management.
We also welcomed input on executive compensation as we interacted with stockholders on a number of matters throughout the year. The Board of Directors and the Compensation Committee duly considers stockholder input as well as the other factors discussed in this Compensation Discussion and Analysis and routinely reviews our executive compensation programs and practices.
In addition, at the June 9, 2011 Annual Meeting of Stockholders, 55.5% of the votes cast were in favor of holding future advisory votes on executive compensation every year. Accordingly, we will include an advisory vote on executive compensation in our proxy materials every year at least until the next "Say-on-Frequency" vote, which will be no later than our 2017 Annual Meeting of Stockholders.
Summary of Executive Compensation Practices
Below we list executive compensation practices that we have implemented to appropriately structure our executive rewards and practices that we have not implemented because we do not believe they would serve our stockholders' long-term interests.
What We Do

•	Pay for performance (page 21)

•	Maintain stock ownership guidelines (page 31)

•	Utilize an independent compensation consulting firm which provides no other services to the Company (page 27)

•	Provide reasonable post-employment/change in control provisions (page 34)

•	Prohibit executives from hedging their ownership of our stock (page 31)

•	Monitor potential risks relating to the Company's compensation policies and practices (page 8)

•	Maintain a clawback policy in the event an executive engages in fraudulent or intentional misconduct (page 33)
What We Don't Do

•	No repricing of underwater options

•	No supplemental retirement benefits for executives

•	No tax gross-ups for executive perquisites beginning in 2013

Philosophy and Overview of Our Compensation Program
This section describes our executive compensation philosophy and provides an overview of our compensation program and the rationale for each component of the program.
Philosophy and Objectives
The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee was guided by the following underlying principles in developing our executive compensation program:

•
Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our Named Executive Officers have a combined total of approximately 69 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.

•	Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.

•	Stockholder alignment - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of stockholders.

•	Long-term performance orientation - The mix of incentives provided should motivate long-term sustainable growth in the value of Company.

•
Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

The Compensation Committee regularly evaluates the Company's compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.
Program Overview
Our executive compensation program is simple in design and limited in scope. We provide only one low-cost executive benefit and no perquisites to our Named Executive Officers located in the United States. Each program component and the rationale for it are highlighted below.

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation.
Annual incentives
Motivate and reward achievement of annual financial targets, which drive the valuation of our stock.
Enforce accountability for individual performance through discretionary reductions in awards as deemed appropriate.

Long-term incentives	Align executives with stockholders.
Retirement savings	Permit executives to participate in the Company's 401(k) plan to facilitate retirement saving.
Executive benefits	Provide for executives' families through supplemental life insurance policies.
Foreign benefits	Consistent with competitive practice in the Netherlands, provide Mr. Bennett with a pension, automobile, and reimbursement for representation costs.
How We Make Pay Decisions
This section describes the participants and process for setting executive compensation at the Company.

Role of Executive Officers in Setting Compensation
Each year management and the Board identify operating objectives that we believe need to be achieved for the Company to be successful. These objectives are derived largely from the Company's financial and strategic planning sessions led by the Chief Executive Officer, during which the Company's growth opportunities are analyzed and goals are established for the upcoming year. In addition to financial targets, the goals include qualitative strategic and operational objectives that are aimed at creating long-term stockholder value. Achievement of these objectives is considered in making pay decisions for the Chief Executive Officer and our other executive officers.
The Compensation Committee reviews all elements of compensation for the Chief Executive Officer based upon consideration of his contribution to the development and operating performance of the Company and competitive pay practices. The Committee develops and recommends pay changes for the Chief Executive Officer to the full Board of Directors for their approval. The Committee considers the recommendations of the Chief Executive Officer in establishing compensation for all other Named Executive Officers. Throughout the process, the Committee also considers input from our independent compensation consultant.
Compensation Consultant
The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. During 2012, the Compensation Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. In 2012, Pay Governance LLC advised the Company with respect to compensation trends and best practices, competitive pay levels, and proxy disclosure. While our adviser regularly consults with management in performing work requested by the Compensation Committee, Pay Governance LLC did not perform any separate additional services for management.
The Compensation Committee has determined that Pay Governance LLC is independent and there was no conflict of interest resulting from retaining Pay Governance LLC currently or during 2012. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.
Setting Executive Compensation
In determining base salary, target annual incentives and guidelines for equity awards, the Compensation Committee reviews total compensation using the Named Executive Officers' current level of compensation as the starting point. Decisions to change compensation consider:

•	the scope and complexity of the functions executives oversee;

•	the contribution of those functions to our overall performance;

•	individual capability and maturity in role;

•	individual performance;

•	role criticality and difficulty to replace the executive; and

•	compensation practices of our peers.
The Chief Executive Officer assesses individual performance of each Named Executive Officer against established goals and expectations using criteria identified by the Compensation Committee. The CEO also provides the Committee with a self-assessment using the same criteria, including the following:

•	results on key financial metrics;

•	achievement of strategic operating objectives such as mergers and acquisitions, technological innovations, and global expansion;

•	advancement of commercial excellence through new or improved products and services, market leadership, and customer attraction and retention;

•	achieving operational goals in areas such as productivity, efficiency and risk management;

•	improving organizational excellence through employee practices and organization structure; and

•	support of Company values such as integrity and high ethical standards.
The Compensation Committee reviews the CEO's assessments and approves an overall rating for the Chief Executive Officer and each of the Named Executive Officers. The overall rating indicates the warranted placement of the individual executive in the lower, middle or upper third of the competitive market ranges for base salary, target annual incentive, guideline long-term incentive opportunity, and target total direct compensation (base salary, target performance bonus and guideline long-term equity award value).

Competitive market ranges are based on benchmark pay data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This approach to setting pay is consistent with our intent of offering compensation that is contingent on performance and contributions to the Company yet competitive within the marketplace.
2012 Total Direct Compensation Opportunity
Based on the Compensation Committee's review, the 2012 Total Direct Compensation opportunities of our Named Executive Officers were:

Incumbent	Base Salary	Target Bonus	Target Cash	Long-Term Incentives	Target Total Direct
Paul D. Arling	$550,000	80%	$990,000	$1,200,770	$2,190,770
Variance to market median	(2)%		(6)%		8%
Paul J.M. Bennett (1)	$328,000	60%	$524,800	$440,960	$965,760
Variance to market median	6%		14%		10%
Mark S. Kopaskie	$320,000	60%	$512,000	$460,650	$972,650
Variance to market median	4%		11%		11%
Bryan M. Hackworth	$310,000	50%	$465,000	$430,110	$895,110
Variance to market median	(7)%		(15)%		8%
Richard A. Firehammer Jr.	$290,000	50%	$435,000	$329,720	$764,720
Variance to market median	(7)%		(9)%		(15)%
(1) Paul Bennett's base salary was converted to U.S. dollars using 1.286 USD/EUR.
Elements of Executive Compensation
We generally allocate among the principal elements of our total compensation program (base salary, annual performance incentives, and long-term equity awards) based on market practices. This ensures that our compensation program is effective for attracting and retaining key leaders.
Base Salary
We review base salaries annually, but they are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. In setting base salaries for the executives, the Compensation Committee considers inputs from our CEO on the performance ratings of executives and from our compensation consultant on competitive pay levels.
As indicated in the table below, no changes were made to the base salaries of our Named Executive Officers in 2012.

Executive	2012 Salary	2011 Salary	Percent Change
Paul D. Arling	$550,000	$550,000	0%
Bryan M. Hackworth	$310,000	$310,000	0%
Paul J.M. Bennett (1)	€255,000	€255,000	0%
Mark S. Kopaskie	$320,000	$320,000	0%
Richard A. Firehammer Jr.	$290,000	$290,000	0%
(1) The change in Mr. Bennett's USD base salary in the "Summary Compensation Table" found on page 37 is due solely to a change in the foreign exchange rate for the Euro versus the U.S. dollar.

Annual Incentives
Our Named Executive Officers participate in the Universal Electronics Inc. Annual Bonus Incentive Plan (the "Bonus Incentive Plan"). Within 90 days after the commencement of the year, the Compensation Committee identifies the executive officers who will participate in the Bonus Incentive Plan for that year and establishes the annual performance criteria.
In 2012, the following formula was used to calculate the payment that may be awarded to a Named Executive Officer under the Bonus Incentive Plan.
Preliminary Bonus = Base Salary x Target Bonus % x Company Performance Factor x Individual Performance Factor
For 2012, the Compensation Committee selected Pro Forma Diluted Earnings Per Share ("EPS") as the appropriate performance measure for the Bonus Incentive Plan. Pro Forma Diluted EPS may be found in our press releases and excludes the following expenses:

•	Amortization expense relating to the intangible assets acquired;

•	Depreciation expense relating to the increase in fixed assets from cost to fair market value;

•	Other employee related restructuring costs;

•	One-time costs associated with moving our corporate headquarters from Cypress, CA to Santa Ana, CA; and

•	The write-down of certain deferred tax assets resulting from tax law changes in China and the state of California.
Pro Forma Diluted EPS is a reflection on the operating performance of the Company and directly influences return to stockholders. In addition, management and stockholders use Pro Forma Diluted EPS to value the Company.
Given the challenging economic environment, the Compensation Committee established a Pro Forma Diluted EPS of $1.75 for Bonus Incentive Plan funding at target levels for 2012. In the course of determining the EPS target, the Compensation Committee concluded that its achievement was substantially uncertain. Actual 2012 Pro Forma Diluted EPS of $1.55 resulted in funding of 61.5% of target bonuses under the Bonus Incentive Plan.

	Threshold	Target	Maximum	Actual
EPS	$1.49	$1.75	$2.10	$1.55
Percent of Target Funding	50%	100%	200%	61.5%
Paul D. Arling	40%	80%	160%
Bryan M. Hackworth	25%	50%	100%
Paul J.M. Bennett (1)	30%	60%	120%
Mark S. Kopaskie	30%	60%	120%
Richard A. Firehammer Jr.	25%	50%	100%
The Compensation Committee also evaluates individual performance in determining the final incentive awards for our Named Executive Officers. In making this evaluation, the CEO provides his assessment of the other Named Executive Officers as input to the Compensation Committee's evaluations. This assessment is described above in "Setting Executive Compensation."
The 2012 Bonus Incentive Plan award calculations for our Named Executive Officers are indicated in the following table:

Executive	Base Salary	Target Bonus (%)	Target Bonus ($)	Company Performance Factor	Individual Performance Rating	Incentive Award
Paul D. Arling	$550,000	80%	$440,000	61.5%	97.9%	$265,000
Bryan M. Hackworth	$310,000	50%	$155,000	61.5%	97.6%	$93,000
Paul J.M. Bennett (1)	$328,000	60%	$196,800	61.5%	99.1%	$120,000
Mark S. Kopaskie	$320,000	60%	$192,000	61.5%	101.6%	$120,000
Richard A. Firehammer Jr.	$290,000	50%	$145,000	61.5%	97.6%	$87,000

Long-Term Incentives
The Compensation Committee sets guideline award levels for long-term equity compensation for participating executives including our Named Executive Officers. The 2012 guidelines were expressed as grant values and were informed by a survey of our Peer Group's pay practices. The guidelines were established to generally reflect the median grant values of our Peer Group.
Each executive's actual grant value of long-term equity compensation relative to the guideline value is individually determined at the discretion of the Compensation Committee, after considering:

•	the executive's skills, experience, long-term contributions, and potential; and

•	individual and Company performance in the prior year.
Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock.
In determining the value of long-term equity compensation awards to the Named Executive Officers in February 2012, the Compensation Committee took into consideration, among other things, the successful integration of our Enson acquisition in 2011 and the resulting expanded scope of our operations, and the Company's strong operating performance.
The Company uses a mix of stock options and restricted stock units when making annual long-term equity awards. Once the value of the long-term equity compensation award is determined, the Compensation Committee grants approximately 50% of this value in stock options and 50% in restricted stock units. The Compensation Committee believes this mix of equity vehicles strikes an appropriate balance between rewarding increases in the market value of our Common Stock (stock options) and motivating retention with the Company (restricted stock units). In addition, restricted stock unit awards provide executives the benefits of stock price increases while still carrying the risks that other stockholders assume for stock price declines.
The grant price of stock options and restricted stock awards granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. The grant price of our 2012 equity grants is $20.085 and the stock option Black-Scholes fair value is $9.65. We prohibit the re-pricing or backdating of stock options. Due to rounding in the number of shares granted, the amounts reported in the Summary Compensation Table may not reflect the exact same proportion of stock options and restricted shares.
Our 2012 equity awards are indicated in the table below:

	Target Grant Value	Restricted Stock Units (Rounded)	Stock Options (Rounded)	Final Award Value
Executive				Restricted Stock Units	Stock Options	Actual Grant Value
Paul D. Arling	$1,200,000	29,900	62,200	600,540	600,230	$1,200,770
Bryan M. Hackworth	$430,000	10,700	22,300	214,910	215,200	$430,110
Paul J.M. Bennett	$440,000	11,000	22,800	220,940	220,020	$440,960
Mark S. Kopaskie	$460,000	11,500	23,800	230,980	229,670	$460,650
Richard A. Firehammer Jr.	$330,000	8,200	17,100	164,700	165,020	$329,720
Stock Option Features. Our stock options have a maximum ten-year term. Our 2012 stock option awards granted to our Named Executive Officers become exercisable in equal installments each quarter over three years with the first vest occurring on May 8, 2012. We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company.
Restricted Stock Features. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. Our 2012 restricted stock unit awards granted to our Named Executive Officers vest in equal installments each quarter over three years with the first vest occurring on May 8, 2012. Under the terms of our stock incentive plans, unvested restricted stock awards are forfeited if the executive voluntarily leaves the Company.

Executive Officer Stock Ownership Guidelines. The Company maintains stock ownership guidelines for our executive officers, including the Named Executive Officers. These guidelines are designed to align the executives' long-term financial interests with those of stockholders. The ownership guidelines are as follows:

Position	Value of Common Stock to be Owned
Chief Executive Officer	Two times base salary
Other Named Executive Officers	One times base salary
For the purposes of meeting this minimum stock ownership requirement, each equivalent share of common stock held under our benefit plans and each share of time-based restricted stock is considered as a share of common stock. Stock options and shares of unissued performance-based restricted stock are not considered towards meeting this requirement.
The Compensation Committee reviews ownership levels of our Named Executive Officers annually. The requirements for our Named Executive Officers, as well as their actual ownership levels at December 31, 2012, are set forth in the table below. All Named Executive Officers have met the required guidelines.

$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
Mr. Arling
Average of Four Other Named Executives Officers
Actual Ownership
Minimum Ownership Requirement

Under our long-standing insider trading policy, our directors and executives are prohibited from trading in puts, calls, options or similar securities or engaging in short sales of our stock. As part of the Dodd-Frank Act, the SEC is scheduled to issue rules requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to continue to monitor the SEC rulemaking and revise our insider trading policy as appropriate.
Other Compensation
We provide our executives who reside in the United States, including the Named Executive Officers, only one benefit beyond those in which all full-time employees in the United States participate. We believe this approach is reasonable and consistent with our overall executive compensation philosophy that emphasizes pay for performance.
Executives receive imputed income for company-paid life insurance policies above IRS limits for non-taxation. In 2013, the Company discontinued its policy of providing an associated tax gross-up on the premiums paid on behalf of the executive officers (including the Named Executive Officers) for their life insurance policy.
Peer Group
The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to our executive officers in order to attract and retain top executive talent. The compensation Peer Group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee utilizes this information to establish pay ranges for our Named Executive Officers and each individual's pay is targeted within those market-based pay ranges in consideration of a range of factors as described earlier in this disclosure.
The Compensation Committee reviews and approves the Peer Group each year. Of the 17 companies in the 2011 study peer group 13 companies were retained and four companies were dropped; two due to acquisition by another company (SMART Modular Technologies and Gerber Scientific) and two due to high annual revenue relative to UEIC (TTM Technologies and Viasystems Group). Four companies from the Electronic Equipment & Instruments industry were added to the 2012 peer group (Coherent, GSI Group, FARO Technologies and RealD).
The Compensation Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis.

Universal Electronics 2012 Executive Compensation Peer Group

Electronic Equipment & Instruments	Electronic Manufacturing Services	Electronic Components/ Household Appliances
Coherent Inc.	CTS Corporation	iRobot Corporation
FARO Technologies Inc.	KEMET Corp.	Littlefuse Inc.
GSI Group Inc.	Measurement Specialities Inc.	Rogers Corporation
MTS Systems Corp.	Methode Electronics, Inc.
Newport Corp.	Multi-Fineline Electronix Inc.
OSI Systems, Inc.	RadiSys Corporation
RealD Inc.
Rofin-Sinar Technologies Inc.
The 17 companies in the Peer Group generally had 2012 revenue, market capitalization and total enterprise value (as of December 31, 2012) in a relevant range around those of the Company as set forth below.

(in millions)
Company	Revenue	Market Capitalization	Industry
KEMET Corp.	$869	$199	Electronic Manufacturing Services
Multi-Fineline Electronix Inc.	$819	$406	Electronic Manufacturing Services
OSI Systems, Inc.	$813	$1,225	Electronic Equipment and Instruments
Coherent Inc.	$769	$1,108	Electronic Equipment and Instruments
Littlefuse Inc.	$656	$1,355	Electronic Components
Newport Corp.	$615	$488	Electronic Equipment and Instruments
CTS Corporation	$583	$299	Electronic Manufacturing Services
MTS Systems Copr.	$542	$759	Electronic Equipment and Instruments
Rofin-Sinar Technologies Inc.	$540	$594	Electronic Equipment and Instruments
Rogers Corporation	$505	$737	Electronic Components
Methode Electronics, Inc.	$473	$335	Electronic Manufacturing Services
iRobot Corporation	$466	$523	Household Appliances
Universal Electronics Inc.	$463	$265	Consumer Electronics
Measurement Specialities Inc.	$339	$476	Electronic Manufacturing Services
GSI Group Inc.	$333	$256	Electronic Equipment and Instruments
RadiSys Corporation	$296	$64	Electronic Manufacturing Services
FARO Technologies Inc.	$270	$599	Electronic Equipment and Instruments
RealD Inc.	$222	$543	Electronic Equipment and Instruments
Peer Group Median	$540	$523
Data source: Standard & Poors Capital IQ.

Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a Company's CEO or other highly compensated executive officers. This limitation does not apply to compensation that meets the requirements under the Code for "qualifying performance-based" compensation.
We may from time to time pay or award compensation to our executive officers that may not be deductible. Furthermore, because of the ambiguities and uncertainties as to the application and interpretation of the Code and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts in this area, that compensation intended by us to satisfy the requirements for deductibility under the Code does in fact do so. Deductible compensation for Mr. Arling for 2012 was limited. Deductible compensation for the other four Named Executive Officers for 2012 was not limited. The Compensation Committee does not believe that the Code will limit the deductibility of compensation expected to be paid by the Company during 2013 to the other four Named Executive Officers; however, in the event Mr. Arling receives compensation related to stock option exercises and restricted stock during 2013, some of his compensation may not be deductible under Section 162(m).
Potential Impact on Compensation from Executive Misconduct
If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Compensation Agreements
Paul D. Arling
On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009. In February 2008, the parties agreed to extend the expiration date of this employment agreement, to April 30, 2011. As a result of the renewal feature of this agreement, Mr. Arling's employment agreement was allowed to renew and is presently set to expire on April 30, 2014.
This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with plans and policies established by that committee.
If, during the term of the agreement, Mr. Arling should resign for "good reason" (as defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in our benefit plans, for an eighteen-month period following such resignation or twenty-four months if such resignation is due to a "Change in Control," as defined in the agreement (see "Potential Payments upon Termination or Change in Control" below).
Paul J.M. Bennett
On June 16, 1996, our subsidiary, Universal Electronics B.V., entered into an employment agreement with Mr. Bennett. We believe that the agreement contains terms and provisions that are typical of these types of agreements in the Netherlands. Mr. Bennett has also received a salary continuation agreement from us (see "Salary Continuation Agreements" below).
Salary Continuation Agreements
Messrs. Hackworth, Bennett, Kopaskie and Firehammer and certain other officers have salary continuation agreements ("SCA"). For Mr. Bennett, the SCA was entered into in June 1996, for Mr. Firehammer, February 1999, for Mr. Kopaskie,

September 2006, and for Mr. Hackworth, December 2006. The SCAs were entered into as part of an employment hiring and retention practice. There have been no SCAs entered into since 2010 and the Company no longer offers SCAs to its employees. Each SCA represents a binding obligation of the Company that takes effect upon the occurrence of a "Change in Control." When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.
Under each SCA, if we terminate the executive or other officer's employment for reasons other than the executive's or other officer's death or disability or "for cause" (as defined in each SCA) or if the executive or other officer resigns for "good reason" (as defined in each SCA which includes resignation in connection with a "Change in Control"), the executive or other officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation. In addition, the executive or other officer may continue all health, disability and life insurance benefits. Included in other incentive compensation is the cash value of all stock-based compensation held by the executive or other officer including any unvested stock-based compensation which, under the terms of the stock-based compensation agreements, would become fully vested on the date of the executive's or other officer's termination or resignation. The executive or officer would be eligible for these benefits under the SCA for periods ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition) following such termination or resignation.
Potential Payments upon Termination or Change in Control
Severance Plan for Executive Officers
Except for the severance benefits provided to Mr. Arling as part of his employment agreement, we do not have a written severance benefits program for our Named Executive Officers. However, in the past we have provided severance packages to certain executives and in the future we will continue to provide such benefits if we determine they are in the best interest of the Company and our stockholders.
Definitions of Termination Scenarios
"For Cause" Termination - Generally speaking, "cause" is defined as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed his duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to the property or business of the Company; or (iii) the executive's commission of fraud, misappropriation or a felony.
 "Constructive Termination" - In general, "constructive termination" occurs on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for "cause") if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company's By-laws; (ii) a change in the executive's functions, duties, or responsibilities such that the executive's position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a "Change in Control."
"Change in Control" - A "Change in Control" occurs when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.
"Good Reason" - For Mr. Arling, a termination for "good reason" is defined in his employment agreement and includes his resignation as a result of one of the following:

•	the attempted discontinuance or reduction in his "base cash salary";

•
the attempted discontinuance or reduction in his bonuses and/or incentive compensation award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;

•
the attempted discontinuance or reduction in his stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in his perquisites from those historically provided during his employment with the Company and generally applicable to executive employees of the Company;

•	his relocation to an office (other than the Company's headquarters) located more than fifty miles from his current office location;

•	the significant reduction in his responsibilities and status within the Company or a change in his titles or positions;

•
the attempted discontinuance of his participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company's policy applied equally to all participants;

•	the attempted reduction of his paid vacation to less than that provided in his agreement;

•
the failure by the Company to obtain an assumption of Company's obligations under his agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or

•	the occurrence of a "Change in Control."
For the Other Named Executive Officers, the term "Good Reason" is defined in the SCA's as (i) a significant change in the nature or scope or the location for the exercise or performance of the Executive's authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the Corporation of any other provision of the SCA; or (ii) a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting the Executive's position, the Executive is unable to exercise the authorities, power, function or duties attached to the Executive's position and contemplated by the SCA.
Stock Option and RSU Acceleration
In the event that an executive's employment with the Company is terminated without cause or in the event of constructive termination, the executive will become immediately fully vested in his equity incentive compensation grants, to the extent not previously vested.
Tax Gross-Up
In the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by section 4999 of the tax code, or any interest or penalties with respect to the excise tax (together the "excise tax"), the Company will pay to the participant an additional payment (a "gross-up payment") in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the payment.
Compensation Upon Termination
The amounts in the following table assume that the Named Executive Officers terminated employment effective December 31, 2012. The closing price of UEIC common stock was $19.35 on that date. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan, the payment of accrued vacation, and payments, if any, provided as additional severance.

(In thousands)
Name	Months of payment	Termination Scenario	Total ($)	Salary ($)	Bonus ($)	Other ($)	Aggregate Value of Vested Stock Options ($)	Aggregate Value of Unvested Stock Options ($)	Aggregate Value of Vested Restricted Stock ($)	Aggregate Value of Unvested Restricted Stock ($)	Tax Gross-Up ($)
Paul D. Arling	18	Without Cause	2,938	825	398	44	885	14	—	772	—
	18	Good Reason	2,938	825	398	44	885	14	—	772	—
	24	Change in Control	3,748	1,100	530	58	885	14	—	772	389
	24	Hostile Acquisition	3,748	1,100	530	58	885	14	—	772	389
Bryan M. Hackworth	—	Without Cause	386	—	—	—	98	5	—	283	—
	—	Good Reason	386	—	—	—	98	5	—	283	—
	12	Change in Control	800	310	93	11	98	5	—	283	—
	24	Hostile Acquisition	1,214	620	186	22	98	5	—	283	—
Paul J.M. Bennett	—	Without Cause	667	—	—	—	366	7	—	294	—
	—	Good Reason	667	—	—	—	366	7	—	294	—
	18	Change in Control	1,416	492	180	77	366	7	—	294	—
	36	Hostile Acquisition	2,164	984	360	153	366	7	—	294	—
Mark S. Kopaskie	—	Without Cause	429	—	—	—	115	7	—	307	—
	—	Good Reason	429	—	—	—	115	7	—	307	—
	18	Change in Control	1,118	480	180	29	115	7	—	307	—
	36	Hostile Acquisition	1,806	960	360	57	115	7	—	307	—
Richard A. Firehammer Jr.	—	Without Cause	265	—	—	—	43	3	—	219	—
	—	Good Reason	265	—	—	—	43	3	—	219	—
	18	Change in Control	860	435	131	29	43	3	—	219	—
	36	Hostile Acquisition	1,453	870	261	57	43	3	—	219	—
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2012 and in our 2013 proxy statement. This report is provided by the following independent directors, who comprise the committee:
J.C. Sparkman (Chairman)
Satjiv S. Chahil
Gregory P. Stapleton

Summary Compensation Table

Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation(3) ($)	Total ($)
Paul D. Arling,	2012	550,000	265,000	600,540	600,230	29,075	2,044,845
Chairman of the Board and	2011	550,000	—	549,900	550,040	30,000	1,679,940
Chief Executive Officer	2010	510,300	225,000	425,960	424,490	28,825	1,614,575
Bryan M. Hackworth,	2012	310,000	93,000	214,910	215,200	11,380	844,490
Chief Financial Officer and	2011	310,000	—	190,130	190,290	12,365	702,785
Senior Vice President	2010	280,000	105,000	179,350	180,470	12,145	756,965
Paul J.M. Bennett(4),	2012	328,000	120,000	220,940	220,020	51,295	940,255
Executive Vice President and	2011	355,000	—	190,130	190,290	55,190	790,610
Managing Director, Europe	2010	332,000	115,000	189,320	189,550	51,680	877,550
Mark S. Kopaskie,	2012	320,000	120,000	230,980	229,670	19,335	919,985
Executive Vice President and	2011	320,000	—	198,900	200,020	20,615	739,535
General Manager, U.S.	2010	310,000	115,000	199,280	199,760	20,095	844,135
Richard A. Firehammer Jr.,	2012	290,000	87,000	164,700	165,020	18,800	725,520
Senior Vice President and	2011	290,000	—	155,030	155,570	18,550	619,150
General Counsel	2010	270,000	100,000	139,500	139,610	18,550	667,660

(1)
This column represents the total grant date fair value of restricted stock awards granted during 2012, 2011 and 2010. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

(2)
This column represents the total grant date fair value of stock options granted during 2012, 2011 and 2010. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

(3)	See the "All Other Compensation Table" below for additional information.

(4)	Mr. Bennett’s salary and other compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.286 USD, 1.392 USD and 1.328 USD for 2012, 2011, and 2010, respectively.

All Other Compensation Table
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Year	Premiums for Life Insurance(1) ($)	Tax Payments(2) ($)	Contributions to Defined Contribution Plan ($)	Leased Vehicle ($)	Other Benefits ($)	Total All Other Compensation ($)
Mr. Arling	2012	13,774	6,801	8,500	—	—	29,075
	2011	13,774	7,976	8,250	—	—	30,000
	2010	13,774	6,801	8,250	—	—	28,825
Mr. Hackworth	2012	2,606	1,285	7,489	—	—	11,380
	2011	2,600	1,515	8,250	—	—	12,365
	2010	2,600	1,295	8,250	—	—	12,145
Mr. Bennett(3)	2012	—	—	12,254	35,890	3,151	51,295
	2011	—	—	13,265	38,515	3,410	55,190
	2010	—	—	12,655	34,273	4,752	51,680
Mr. Kopaskie	2012	6,088	3,007	10,239	—	—	19,335
	2011	6,088	3,527	11,000	—	—	20,615
	2010	6,088	3,007	11,000	—	—	20,095
Mr. Firehammer	2012	7,215	3,085	8,500	—	—	18,800
	2011	7,215	3,085	8,250	—	—	18,550
	2010	7,215	3,085	8,250	—	—	18,550

(1)
This column represents taxable payments made for life insurance premiums for the Named Executive Officers. As of December 31, 2012, 2011 and 2010, the aggregate face value of the insurance policies for the Named Executive Officers was $3,625,000.

(2)
This column represents taxes reimbursed to the Named Executive Officers resulting from the premiums we paid on their life insurance policies mentioned in note 1 above. Beginning in 2013, we will no longer reimburse the Named Executive Officers for these taxes.

(3)	Mr. Bennett’s compensation is paid in Euros and was converted into U.S. dollars using the average rate of 1.286 USD, 1.392 USD, and 1.328 USD for 2012, 2011, and 2010, respectively.

Grants of Plan-Based Awards in Fiscal 2012
The following table provides information about restricted stock awards and stock options granted to our Named Executive Officers during 2012.

Name of Executive	Stock Incentive Plan	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Option Exercise or Base Price of Option Awards(2) ($/Share)	Closing Market Price on Option Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Arling	2010	2/8/2012	29,900				600,540
	2003	2/8/2012		11,563	20.085	20.30	111,583
	2006	2/8/2012		5,460	20.085	20.30	52,689
	2010	2/8/2012		45,177	20.085	20.30	435,958
Mr. Hackworth	2010	2/8/2012	10,700				214,910
	2010	2/8/2012		22,300	20.085	20.30	215,200
Mr. Bennett	2010	2/8/2012	11,000				220,940
	2010	2/8/2012		22,800	20.085	20.30	220,020
Mr. Kopaskie	2010	2/8/2012	11,500				230,980
	2010	2/8/2012		23,800	20.085	20.30	229,670
Mr. Firehammer	2010	2/8/2012	8,200				164,700
	2010	2/8/2012		17,100	20.085	20.30	165,020

(1)	The restricted stock and stock option awards granted on February 8, 2012 are subject to a 3-year vesting period (8.33% each quarter).

(2)	The option exercise price is based upon the average of the high and low trades on the grant date.

Outstanding Equity Awards at Fiscal 2012 Year-End
The following table provides information on the stock options and restricted stock awards held by the Named Executive Officers at December 31, 2012:

	Option Awards					Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price (2) ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
Mr. Arling	80,000	—		12.58	3/24/2014	950	18,383
	80,000	—		17.585	1/21/2015	7,125	137,869
	65,342	4,358	*	16.25	3/10/2019	9,398	181,851
	21,816	15,584	**	24.91	1/25/2020	22,424	433,904
	19,800	19,800	***	29.25	4/6/2021
	15,549	46,651	****	20.085	2/8/2022
Mr. Hackworth	11,000	—		17.585	1/21/2015	368	7,121
	25,218	1,682	*	16.25	3/10/2019	3,000	58,050
	9,275	6,625	**	24.91	1/25/2020	3,248	62,849
	6,850	6,850	***	29.25	4/6/2021	8,024	155,264
	5,575	16,725	****	20.085	2/8/2022
Mr. Bennett	32,811	—		12.58	3/24/2014	507	9,810
	20,000	—		17.585	1/21/2015	3,167	61,281
	34,875	2,325	*	16.25	3/10/2019	3,248	62,849
	9,741	6,959	**	24.91	1/25/2020	8,249	159,618
	6,850	6,850	***	29.25	4/6/2021
	5,700	17,100	****	20.085	2/8/2022
Mr. Kopaskie	5,000	—		18.07	9/1/2016	507	9,810
	34,875	2,325	*	16.25	3/10/2019	3,332	64,474
	10,266	7,334	**	24.91	1/25/2020	3,398	65,751
	7,200	7,200	***	29.25	4/6/2021	8,623	166,855
	5,950	17,850	****	20.085	2/8/2022
Mr. Firehammer	13,968	932	*	16.25	3/10/2019	200	3,870
	7,175	5,125	**	24.91	1/25/2020	2,332	45,124
	5,600	5,600	***	29.25	4/6/2021	2,648	51,239
	4,275	12,825	****	20.085	2/8/2022	6,148	118,964

(1)
The stock options marked with a (*) vest at a rate of 6.25% per quarter with full vesting on the fourth anniversary of the date of grant. The stock options marked with a (**) vest at a rate of 8.33% per quarter beginning on 1/25/2010 with full vesting on the fourth anniversary of the date of grant. The stock options marked with a (***) vest at a rate of 8.33% per quarter beginning on 7/6/2011 with full vesting on the third anniversary of the date of grant. The stock options marked with a (****) vest at a rate of 8.33% per quarter beginning on 5/8/2012 with full vesting on the third anniversary of the date of grant.

(2)	The option exercise prices are based upon the average of the high and low trades on the grant dates.

(3)	Stock options granted by us have a ten-year term.

(4)	The unvested restricted stock awards will vest as follows:

•	Mr. Arling: 22,884 shares during 2013, 14,522 shares during 2014, and 2,491 shares during 2015.

•	Mr. Hackworth: 8,502 shares during 2013, 5,247 shares during 2014, and 891 shares during 2015.

•	Mr. Bennett: 8,875 shares during 2013, 5,380 shares during 2014, and 916 shares during 2015.

•	Mr. Kopaskie: 9,272 shares during 2013, 5,630 shares during 2014, and 958 shares during 2015.

•	Mr. Firehammer: 6,565 shares during 2013, 4,080 shares during 2014, and 683 shares during 2015.
Please see "Compensation Discussion and Analysis" under the heading "Long-Term Incentives" for further information related to our restricted stock awards.

(5)	The market value of unvested restricted stock awards is calculated based on the $19.35 closing price of UEIC common stock on December 31, 2012.
Option Exercises and Stock Vested
The following table provides information about options exercised and stock vested for the Named Executive Officers during the year ended December 31, 2012:

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Mr. Arling	118,000	865,113	23,244	373,409
Mr. Hackworth	—	—	8,719	140,015
Mr. Bennett	10,000	26,000	9,477	152,036
Mr. Kopaskie	—	—	9,837	157,829
Mr. Firehammer	—	—	6,487	104,367

(1)	Represents the amounts realized based upon the difference between the market price of UEIC stock on the date of exercise and the exercise price.

(2)	Represents the amounts realized based on the fair market value of UEIC stock on the vesting date, which is defined as the average of the high and low trades on that date.
RELATED PERSONS TRANSACTIONS
Review and Approval of Related Person Transactions
We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.
We purchase certain printed circuit board assemblies from a related party vendor. The vendor is considered a related party because our Senior Vice President of Manufacturing, owns 40% of this vendor. Our purchases from this vendor for the year ended December 31, 2012 totaled approximately $8.8 million, or 3.8% of total inventory purchases. Our purchases from this vendor for the year ended December 31, 2011 totaled $8.7 million, or 3.0% of total inventory purchases. Payable amounts outstanding to this vendor were approximately $1.8 million and $1.9 million on December 31, 2012 and 2011, respectively. Our payable terms and pricing with this vendor are consistent with the terms offered by other vendors in the ordinary course of business. The accounting policies that we apply to our transactions with our related party are consistent with those applied in transactions with independent third parties. Corporate management routinely monitors purchases from our related party vendor to ensure these purchases remain consistent with our business objectives.

Stock Ownership by Directors, Executive Officers and Other Beneficial Owners
Our Common Stock is our only outstanding class of equity securities. Ownership as of April 1, 2013 of our Common Stock by each director/nominee, each of the Named Executive Officers, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our Common Stock, is as follows:

Name and Address(1)	Shares of Common Stock Beneficially Owned as of April 1, 2013		% of Shares Issued as of April 1, 2013
Directors and Nominee:
Paul D. Arling	445,758	(2)	2.91%
Satjiv S. Chahil	85,061	(3)	*
William C. Mulligan	90,289	(4)	*
J.C. Sparkman	73,721	(5)	*
Gregory P. Stapleton	33,826	(6)	*
Carl E. Vogel	22,500	(7)	*
Edward K. Zinser	52,188	(8)	*
Non-Director Named Executive Officers:
Bryan M. Hackworth	97,787	(9)	*
Paul J. M. Bennett	151,129	(10)	1.00%
Mark S. Kopaskie	106,481	(11)	*
Richard A. Firehammer Jr.	42,682	(12)	*
All Directors and Named Executive Officers as a Group (11 persons)	1,201,422		7.64%
Beneficial Owners of More than 5% of the Outstanding Company Stock:
Eagle Asset Management, Inc.	2,516,094	(13)	16.79%
RBC Global Asset Management (U.S.) Inc.	1,280,541	(14)	8.55%
BlackRock, Inc.	1,234,216	(15)	8.24%
Artisan Partners Holdings, LP	1,033,200	(16)	6.90%
The Vanguard Group	790,424	(17)	5.28%

*	Less than one percent.

(1)
The address for each Director/Nominee and each Non-Director Named Executive Officer listed in this table is c/o Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.

(2)
Includes 314,878 shares subject to options exercisable and 7,759 shares subject to restricted stock vesting within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

(3)	Includes 20,000 shares subject to options exercisable within 60 days.

(4)	Includes 25,357 shares subject to options exercisable within 60 days.

(5)	Includes 20,000 shares subject to options exercisable within 60 days.

(6)	Includes 20,000 shares subject to options exercisable within 60 days.

(7)	Includes 20,000 shares subject to options exercisable within 60 days.

(8)	Includes 20,000 shares subject to options exercisable within 60 days.

(9)	Includes 70,082 shares subject to options exercisable and 2,901 shares subject to restricted stock vesting within 60 days.

(10)	Includes 90,283 shares subject to options exercisable and 3,002 shares subject to restricted stock vesting within 60 days.

(11)	Includes 76,932 shares subject to options exercisable and 3,142 shares subject to restricted stock vesting within 60 days.

(12)	Includes 40,232 shares subject to options exercisable and 2,309 shares subject to restricted stock vesting within 60 days.

(13)
As reported on Schedule 13G/A as filed on January 29, 2013 with the Securities and Exchange Commission by Eagle Asset Management, Inc., an investment advisor company, with its principal business office at 880 Carillon Parkway, St. Petersburg, FL 33716.

(14)
As reported on Schedule 13G as filed on February 8, 2013 with the Securities and Exchange Commission by The RBC Global Asset Management (U.S.) Inc., an investment advisor company, with its principal business office at 100 South Fifth Street, Suite 2300, Minneapolis, MN 55402.

(15)
As reported on Schedule 13G/A as filed on February 1, 2013 with the Securities and Exchange Commission by BlackRock, Inc., an investment advisor company, with its principal business office at 40 East 52nd Street, New York, NY 10022.

(16)
As reported on Schedule 13G as filed on February 6, 2013 with the Securities and Exchange Commission by Artisan Partners Holdings LP, an investment advisor company, with its principal business office at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(17)
As reported on Schedule 13G as filed on February 11, 2013 with the Securities and Exchange Commission by The Vanguard Group, an investment advisor company, with its principal business office at 100 Vanguard Boulevard, Malvern, PA 19355.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Did all directors and executive officers comply with Section 16(a) reporting requirements?
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires any person who is a director or officer of Universal, or the beneficial owner of more than ten percent of any class of our registered class equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the NASDAQ Stock Market. Such persons are further required to furnish us with copies of all such forms they file. Based solely on our review of the copies of such forms filed, we have determined that all of the documents required to be filed pursuant to Section 16(a) have been filed. Due to a change in the processing of these forms and delays caused by an email server malfunction, each of Messrs. Arling, Bennett, Chahil, Firehammer, Hackworth, Kopaskie, Mulligan, Sparkman, Stapleton, Vogel, and Zinser were late in filing three Form 4s in 2012 reporting transactions involving restricted stock issuances. We continue to take steps necessary to ensure the timely filing of all such reports by providing each reporting person clear information with respect to the Section 16(a) reporting requirements.
Stockholder Proposals for this Annual Meeting and for the 2014 Annual Meeting
How may stockholders make proposals or director nominations for this Annual Meeting and for the 2014 Annual Meeting?
If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the SEC concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 and must be received no later than the close of business on December 31, 2013. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(2), the proposal must be received by us at the same address no later than March 15, 2014.
In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for director nominations at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 31, 2012 and must have complied with the requirements of, and be accompanied by all the information required by, the Securities and Exchange Commission’s proxy rules and Article IV of our Amended and Restated By-laws (Article IV is included with this Proxy Statement as Appendix B). We received no stockholder recommendations for director nominations for this Annual Meeting of Stockholders. In addition, proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for this Annual Meeting, unless we had notice of the proposal and receive specific voting instructions with respect thereto by March 15, 2013.

Other Business
Will there be any other business conducted at the annual meeting?
As of the date of this proxy statement, we know of no business that will be presented for consideration at this Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Appendix A
UNIVERSAL ELECTRONICS INC.
DIRECTOR INDEPENDENCE STANDARDS
The Board of Directors of Universal Electronics Inc. (the "Company") has adopted the following Director Independence Standards to assist in determining the independence of a director. In order for a director to be considered "independent," the Board must affirmatively determine that the director has no relationship that would interfere in the exercise of independent judgment in carrying out the responsibilities of a director. In each case, the Board will consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board also will consider such other criteria as it may from time to time deem appropriate.

1.
A director will not be considered "independent" if the director fails to qualify as an "independent director" under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. In addition, a director will not be independent if, during the current year or within the preceding three years: (a) the director was employed by the Company; (b) the director received, or an immediate family member received, more than $120,000 per year in payments from the Company, other than compensation (i) for board or board committee service, (ii) payments arising solely from investments in the Company’s securities, (iii) compensation paid to a family member who is a non-executive employee of the Company, (iv) benefits under a tax-qualified retirement plan or nondiscretionary compensation or (v) loans permitted under Section 13(k) of the Securities Exchange Act of 1934; (c) an immediate family member of the director was employed by the Company as an executive officer; (d) any organization, of which the director or an immediate family member is a partner, executive officer or controlling stockholder, received payments from the Company in any year exceeding the greater of $200,000 and 5% of the recipient’s consolidated gross revenues for that year, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs; or (e) any executive officer of the Company served on the compensation committee of a company which employed the director, or which employed an immediate family member of the director, as an executive officer. Finally, a director will not be considered independent if the director or an immediate family member is a current partner of the Company’s independent auditor or was a partner or employee of the Company’s independent auditor that worked on the Company’s audit at any time during the past three years.

2.
In addition to the relationships described in paragraph 1, an Audit Committee member must not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from the Company, except as a director or member of the Audit Committee or (ii) be an affiliated person of the Company, except as a director or member of any committee. An Audit Committee member may receive fees in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.
The Board will undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with the Company to enable the Board to evaluate the director’s independence.

4.
A director has an affirmative obligation to inform the Board of any material changes in circumstances or relationships that may impact designation by the Board as "independent." This obligation includes all business, charitable and other relationships between directors (including immediate family members) and the Company.

For purposes of these Director Independence Standards, "immediate family member" includes a person’s spouse, parents, children and siblings and anyone who resides in such person’s home, and "Company" includes Universal Electronics Inc. and any subsidiary thereof.

A-1

Appendix B
UNIVERSAL ELECTRONICS INC.
BY-LAWS, ARTICLE IV
STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES
Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of the date of the Proxy Statement released to stockholders in connection with the previous year’s annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, a reasonable time in advance of the meeting. For purposes of this Section, a "reasonable time in advance of the meeting" is at least fifteen (15) days before the date that the Proxy Statement in connection with such meeting is to be mailed to the stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person and persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or at the meeting to nominate the by proxy person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

B-1

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 13, 2013.

Vote by Internet

- Go to **www.envisionreports.com/UEIC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2 and 3.

1. Election of Director:	For	Withhold
01 - Paul D. Arling	☐	☐

+

	For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐
3. Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants, as the Company's auditors for the year ending December 31, 2013.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

01MQWE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

UNIVERSAL ELECTRONICS®
PUTTING YOU IN CONTROL OF TECHNOLOGY

Proxy — Universal Electronics Inc.

Meeting Details

The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 15, 2013 at the Annual Meeting of Stockholders to be held on Thursday, June 13, 2013 at 4:00 p.m., Pacific Daylight Time or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED "FOR" THE NOMINEE FOR ELECTION AS DIRECTOR, TO PROVIDE AN ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION, AND TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.